Exhibit 99.1

IRADIMED CORPORATION Announces Appointment of
Jonathan Kennedy to its Board of Directors

Winter Springs, Florida, June 28, 2016 — IRADIMED CORPORATION (NASDAQ:IRMD), today announced that Jonathan Kennedy has been appointed to the Company’s Board of Directors.

Mr. Kennedy, 45, currently serves as Senior Vice President and Chief Financial Officer of Natus Medical Incorporated.  Before joining Natus, Mr. Kennedy was Senior Vice President and Chief Financial Officer of Intersil Corporation, a global semiconductor manufacturer, since 2009. Prior to that, he was Intersil’s Corporate Controller since 2005 and Director of Finance since 2004. Before joining Intersil, Mr. Kennedy held management roles in Finance and Information Technology with Alcon Inc. and Harris Corporation. He holds a Bachelor of Science degree in Business Administration and a Master of Science degree in Accounting from the University of Central Florida. Mr. Kennedy is also a Certified Public Accountant.  In addition to being appointed to serve as a Board member, Mr. Kennedy will also serve as a member of the Audit Committee and the Compensation Committee.

“We are excited to have Jonathan join the Board,” said Roger Susi, President and Chief Executive Officer of the Company.  “Jonathan is a solid leader and brings significant medical device experience that Iradimed will benefit from,” said Susi.

About IRADIMED CORPORATION

IRADIMED CORPORATION is the only known provider of non-magnetic intravenous (IV) infusion pump systems that are specifically designed to be safe for use during magnetic resonance imaging (MRI) procedures. We were the first to develop an infusion delivery system that largely eliminates many of the dangers and problems present during MRI procedures. Standard infusion pumps contain magnetic and electronic components which can create radio frequency (RF) interference and are dangerous to operate in the presence of the powerful magnet that drives an MRI system. Our patented MRidium MRI compatible IV infusion pump system has been designed with a non-magnetic ultrasonic motor, uniquely-designed non-ferrous parts and other special features in order to safely and predictably deliver anesthesia and other IV fluids during various MRI procedures. Our pump solution provides a seamless approach that enables accurate, safe and dependable fluid delivery before, during and after an MRI scan, which is important to critically-ill patients who cannot be removed from their vital medications, and children and infants who must generally be sedated in order to remain immobile during an MRI scan.

MRidium is a trademark of IRADIMED CORPORATION.

For more information please visit www.iradimed.com.

Media Contact:

Chris Scott

Chief Financial Officer

IRADIMED CORPORATION

(407) 677-8022

InvestorRelations@iradimed.com